Exhibit 99.1

Acusphere, Inc. Reports Q1 Financial Results

and Operating Highlights

Watertown, MA, May 12, 2005 - Acusphere, Inc. (NASDAQ: ACUS) today reported financial results for the quarter ended March 31, 2005 and commented on operational progress.

Financial Results

The Company’s financial results for the quarter ended March 31, 2005, are summarized in the accompanying table and detailed in Acusphere’s Form 10-Q filed today with the U.S. Securities and Exchange Commission.

During the three months ended March 31, 2005, the Company recognized $0.9 million in collaboration revenue in connection with its 2004 agreement with Nycomed for European marketing rights to the Company’s lead product candidate, AI-700.  In January 2005, Nycomed paid Acusphere the third of eight scheduled $1.0 million quarterly payments. As of March 31, 2005, the Company reported a balance of $4.4 million in deferred revenue associated with the Nycomed agreement.

Total operating expenses for Q1 2005 increased 35% to $9.4 million from $7.0 million in Q1 2004.  Research and development expenses for Q1 2005 increased 37% to $7.7 million from $5.6 million in Q1 2004 primarily due to increased costs incurred for the Company’s Phase 3 clinical program for AI-700, including increased clinical costs and operating costs for Acusphere’s build-out of its manufacturing facility in Tewksbury, Massachusetts.  General and administrative expenses for Q1 2005 increased 24% to $1.7 million from $1.4 million in Q1 2004 primarily due to increased business development costs.

As of March 31, 2005, the Company’s balance of cash and cash equivalents totaled $79.8 million. In February 2005, Acusphere realized net proceeds of approximately $41.9 from the issuance of 900,000 shares of its 6.5% convertible exchangeable preferred stock.  In March 2005, the Company borrowed $2.0 million under its existing loan agreement with MassDevelopment after having completed certain tenant improvements related to the build-out of its manufacturing facility. During the three months ended March 31, 2005, Acusphere also received $1.0 million in cash from Nycomed and $7.0 million in cash from borrowings under its equipment financing line.  During the three months ended March 31, 2005, the Company spent approximately $6.3 million towards capital purchases, primarily related to its manufacturing operations.

Operating Progress

During the first quarter of 2005, the Company announced that the pilot study of the Phase 3 clinical program for its lead product candidate exceeded Company expectations. All six of its independent blinded readers were able to read a subset of images selected by Acusphere to be representative of images expected to be studied during the pivotal phase of the Phase 3 clinical program at sensitivities and specificities that exceeded the Company's clinical endpoint criteria for success in the pivotal trials. In addition, the Company strengthened its management team through the addition of Nancy Wetherbee, SVP of Business Development, and strengthened its board through the addition of Garen Bohlin, President of Syntonix Pharmaceuticals and former Executive Vice

President of Genetics Institute.  Mr. Bohlin has joined Acusphere’s Audit Committee as Chair.  The Company also closed a preferred stock financing with approximately $41.9 million in net proceeds.

 “Acusphere made great progress during the first quarter,” said Sherri C. Oberg, President and Chief Executive Officer.  “The level of accuracy with which our blinded readers interpreted images from the pilot study was very encouraging and continues to increase our level of confidence in the prospects for AI-700.  We continue to be able to hire outstanding people at all levels of the organization.  We have now enrolled 400 patients in the pivotal trials, which is more than half the number of patients we expect to need to complete enrollment in early 2006.”

Conference Call Information

Acusphere plans to hold a conference call with investors today, Thursday, May 12, 2005, commencing at 11:00 a.m. (Eastern Daylight Time). The conference call will include discussion of the Company’s operating results, financing results, priorities, and other operational matters and disclosures followed by answers to investor questions.  The conference may be heard live via the investor relations section of the Company’s website at www.acusphere.com or by dialing 1-800-510-9691, using the confirmation code: 58109172.  For participants dialing in from outside the U.S. please call 1-617-614-3453 using the same confirmation code, 58109172.  After the conference call, a replay of the call will be made available for 30 days via the Company’s web site and a telephone replay will be available through May 31st by dialing 1-888-286-8010, or internationally 1-617-801-6888, using the confirmation code: 75525385.

About Acusphere, Inc.

Acusphere (NASDAQ:ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microparticle technology.  Acusphere’s three initial product candidates for which it has clinical data are designed to address unmet clinical needs within cardiology, oncology and asthma.  Acusphere’s lead product candidate, AI-700, is a cardiovascular drug in Phase 3 clinical development.  AI-700 is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary heart disease.  An estimated 10.7 million procedures are performed each year in the U.S. to detect coronary heart disease, the leading cause of death in the United States.  Acusphere’s product candidates have been created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microparticles in a versatile manner that enables particles to be customized to address the delivery needs of a variety of drugs.  For more information about Acusphere visit the Company’s web site at www.acusphere.com.

“Acusphere” is a trademark of Acusphere, Inc.

Forward-looking Statements

This Release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.  Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding clinical and commercial prospects for AI-700, and the Company’s financial resources and future capital needs, constitute forward-looking statements which involve risks and uncertainties.  The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding the ultimate outcome of Acusphere’s Phase 3 clinical trials for AI-700, uncertainties regarding the cost, timing and ultimate success of the build-out of the Company’s commercial manufacturing facility, including qualifying such facility in accordance with applicable regulatory requirements, unproven markets, future capital needs and uncertainty of additional financing, competition, uncertainties associated with intellectual property, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, lack of sales and marketing experience, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.  Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release.  The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

ACUSPHERE, INC.

FINANCIAL HIGHLIGHTS

— In Thousands (except per share data) —

CONDENSED CONSOLIDATED OPERATING RESULTS

	(Unaudited) Three Months Ended
	March 31, 2005	March 31, 2004
Collaboration revenue	$857	$—
Operating expenses:
Research and development	7,678	5,603
General and administrative	1,747	1,404
Total operating expenses	9,425	7,007
Interest income, net	161	82
Change in valuation of derivative	434	—
Net loss	$(7,973)	$(6,925)

Net loss per common share – basic and diluted	$(0.45)	$(0.48)

Weighted-average shares outstanding – basic and diluted	17,813	14,286

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

	(Unaudited)
	March 31, 2005	December 31, 2004

Cash and short-term investments	$79,767	$45,180
Current assets	82,575	47,277
Total assets	103,088	62,003
Current portion of deferred revenue	3,429	3,429
Derivative liability	2,624	—
Other current liabilities	9,692	9,705
Long-term liabilities	10,778	3,360
Stockholders’ equity	76,565	45,509

# # #

Contact:	Investors:
John F. Thero	Tel: (617) 925-3444
Acusphere, Inc.	Email: IR@acusphere.com
Sr. Vice President and CFO	Media: (617) 648-8800